Exhibit 10.3

OMNIBUS AGREEMENT
among
SPECTRA ENERGY CORP
SPECTRA ENERGY PARTNERS GP, LLC
SPECTRA ENERGY PARTNERS (DE) GP, LP
and
SPECTRA ENERGY PARTNERS, LP

OMNIBUS AGREEMENT
     THIS OMNIBUS AGREEMENT (“Agreement”) is entered into on, and effective as of, the Closing Date (as defined herein), and is by and among Spectra Energy Corp, a Delaware corporation (“Spectra”), Spectra Energy Partners GP, LLC, a Delaware limited liability company (“GP LLC”), Spectra Energy Partners (DE) GP, LP, a Delaware limited partnership (the “General Partner”) and Spectra Energy Partners, LP, a Delaware limited partnership (the “Partnership”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
R E C I T A L S:
     1. The Parties desire to evidence their agreement, as more fully set forth in Article II, with respect to certain indemnification obligations of the Parties.
     2. The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article III, with respect to the amount to be paid by the Partnership for certain general and administrative services to be performed by Spectra and its Affiliates as well as direct expenses, including operating expenses, incurred by Spectra and its Affiliates for and on behalf of the Partnership Group (as defined herein).
     In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
Definitions
     1.1 Definitions.
     As used in this Agreement, the following terms shall have the respective meanings set forth below:
     “Affiliate” has the meaning given such term in the Partnership Agreement.
     “Agreement” means this Omnibus Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.
     “Cause” has the meaning given such term in the Partnership Agreement.
     “Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person; (ii) the dissolution or liquidation of the Applicable Person; (iii) the consolidation or merger of the Applicable Person with or into another Person pursuant to a transaction in which the outstanding Voting Securities of the Applicable Person are changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent and (b) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; and (iv) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation which would not constitute a Change of Control under clause (iii) above.
     “Closing Date” means the date of the closing of the Partnership’s initial public offering of Common Units.
     “Common Units” has the meaning given such term in the Partnership Agreement.
     “Conflicts Committee” has the meaning given such term in the Partnership Agreement.
     “Covered Environmental Losses” means all environmental and toxic tort losses, damages, liabilities, injuries, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, costs and expenses of any Environmental Activity, court costs and reasonable attorney’s and experts’ fees) of any and every kind or character, by reason of or arising out of:
     (i) any violation or correction of violation of Environmental Laws, including without limitation performance of any Environmental Activity; or
     (ii) any event, omission or condition associated with ownership or operation of the Partnership Assets relating to Environmental Activities (including, without limitation, the exposure to or presence of Hazardous Substances on, under, about or migrating to or from the Partnership Assets or the exposure to or Release of Hazardous Substances arising out of operation of the Partnership Assets) including, without limitation, (A) the cost and expense of any Environmental Activities, (B) the cost or expense of the preparation and implementation of any closure, remedial or corrective action or other plans required or necessary under Environmental Laws and (C) the cost and expense for any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work.
     “CPI Index” has the meaning given such term in Section 3.1(c) of this Agreement.
     “Environmental Activities” shall mean any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (regardless of whether active or passive), natural attenuation, restoration, bioremediation, response, repair, corrective measure, cleanup or abatement that is required or necessary under any applicable Environmental Law, including, but not limited to, institutional or engineering controls or participation in a governmental voluntary cleanup program to conduct voluntary investigatory and remedial actions for the clean-up, removal or remediation of Hazardous Substances that exceed actionable levels established pursuant to Environmental Laws, or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty.
     “Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to (a) pollution or protection of the environment or natural resources including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the Hazardous Materials Transportation Act, the Marine Mammal Protection Act, the Endangered Species Act, the National Environmental Policy Act and other environmental conservation and protection laws, each as amended through the Closing Date, (b) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substances and (c) the generation, manufacture, processing, distribution, use, treatment, storage, transport or handling of any Hazardous Substances.
     “Environmental Permit” means any permit, approval, identification number, license, registration, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “G&A Expenses Limit” has the meaning given such term in Section 3.1(c) of this Agreement.
     “General Partner” has the meaning given such term in the introduction to this Agreement.
     “GP LLC” has the meaning given such term in the introduction to this Agreement.
     “Gulfstream” means Gulfstream Natural Gas System, L.L.C., a Delaware limited liability company.
     “Gulfstream Assets” means the assets owned by Gulfstream as of the Closing Date.
     “Hazardous Substance” means (a) any substance that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, (b) oil as defined in the Oil Pollution Act of 1990, as amended, including oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons and petroleum products and (c) radioactive materials, asbestos containing materials or polychlorinated biphenyls.
     “Indemnified Party” means each Partnership Group Member and Spectra, as the case may be, in their capacities as parties entitled to indemnification in accordance with Article II.
     “Indemnifying Party” means each of the Partnership and Spectra, as the case may be, in their capacity as the parties from whom indemnification may be required in accordance with Article II.
     “Losses” means all losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and experts’ fees) of any and every kind or character.
     “Market Hub” means Market Hub Partners Holding, a Delaware partnership.
     “Market Hub Assets” means the assets owned by Market Hub as of the Closing Date.
     “Partnership” has the meaning given such term in the introduction to this Agreement.
     “Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Spectra Energy Partners, LP, dated as of the Closing Date, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement.
     “Partnership Assets” means the natural gas transportation and storage assets (including the Gulfstream Assets, the Market Hub Assets and the interests in Gulfstream and Market Hub, to be contributed to the Partnership in connection with its initial public offering and as more completely described in the Registration Statement) conveyed, contributed or otherwise transferred or intended to be conveyed, contributed or otherwise transferred to any Partnership Group Member, or owned by or necessary for the operation of the business, properties or assets of any Partnership Group Member, prior to or as of the Closing Date.
     “Partnership Entities” means GP LLC, the General Partner and each Partnership Group Member.
     “Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.
     “Partnership Group Member” means any member of the Partnership Group.

     “Partnership Indemnitee” means any Person who is an Indemnitee (as defined in the Partnership Agreement); provided, that the term “Partnership Indemnitee” shall exclude Spectra and any Affiliate of Spectra which is not a Partnership Group Member.
     “Party” and “Parties” are defined in the introduction to this Agreement.
     “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, business trust, employee benefit plan, unincorporated organization, association, government agency or political subdivision thereof or other entity.
     “Registration Statement” means the Registration Statement on Form S-1, as amended, (Registration No. 333-141687) filed with the Securities and Exchange Commission with respect to the proposed initial public offering of Common Units by the Partnership.
     “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.
     “Retained Assets” means all assets of Spectra and its Affiliates that were not conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement and other documents relating to the transactions referred to in the Contribution Agreement.
     “Subsidiary” has the meaning given such term in the Partnership Agreement.
     “Spectra” has the meaning given such term in the introduction to this Agreement.
     “Units” has the meaning given such term in the Partnership Agreement.
     “Voting Securities” means securities of any class of a Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person.
ARTICLE II
Indemnification
     2.1 Environmental Indemnification.
          (a) Subject to the provisions of Section 2.3, Spectra shall indemnify, defend and hold harmless the Partnership Group and the Partnership Indemnitees from and against any Covered Environmental Losses suffered or incurred by the Partnership Group or any Partnership Indemnitee relating to the Partnership Assets for a period of three (3) years from the Closing Date, but only to the extent such violations, corrections, events or conditions giving rise to a Covered Environmental Loss occurred on or before the Closing Date; provided that, for purposes of determining the amount of any Covered Environmental Loss suffered or incurred by the Partnership Group or any Partnership Indemnitee with respect to the Gulfstream Assets or the

Market Hub Assets, the Partnership Group’s ownership of only a 24.5% interest in Gulfstream and a 50% interest in Market Hub shall be taken into account such that any Covered Environmental Loss suffered or incurred by the Partnership Group or any Partnership Indemnitee with respect to the Gulfstream Assets or the Market Hub Assets would equal 24.5% of the total Covered Environmental Losses of Gulfstream or 50% of the total Covered Environmental Losses of Market Hub, as the case may be.
          (b) Subject to the provisions of Section 2.3, the Partnership Group shall indemnify, defend and hold harmless Spectra and its Affiliates, other than any Partnership Group Member, from and against any Covered Environmental Losses suffered or incurred by Spectra and its Affiliates, other than any Partnership Group Member, relating to the Partnership Assets occurring after the Closing Date except to the extent that the Partnership Group is indemnified with respect to any of such Covered Environmental Losses under Section 2.1(a); provided that in no event shall the Partnership Group indemnify, defend or hold harmless Spectra and its Affiliates from and against any Covered Environmental Losses relating to the Gulfstream Assets or the Market Hub Assets arising from or attributable to the 25.5% interest in Gulfstream or the 50% interest in Market Hub, respectively, owned by Spectra and its Affiliates from and after the Closing Date.
          (c) The aggregate liability of Spectra under Section 2.1(a) shall not exceed $15 million.
           (d) No claims may be made against Spectra for indemnification pursuant to Section 2.1(a) unless the aggregate dollar amount of the Losses suffered or incurred by the Partnership Group or Partnership Indemnitees exceed $250,000, after such time Spectra shall be liable for the full amount of such claims, subject to the limitations of Section 2.1(c).
          (e) Notwithstanding anything herein to the contrary, in no event shall Spectra have any indemnification obligations under this Agreement for claims made as a result of additions to or modifications of Environmental Laws promulgated after the Closing Date.
     2.2 Additional Indemnification
          (a) Subject to the provisions of Section 2.3, Spectra shall indemnify, defend and hold harmless the Partnership Group and the Partnership Indemnitees from and against any Losses suffered or incurred by the Partnership Group or any Partnership Indemnitee by reason of or arising out of:
     (i) the failure of the Partnership Group to be the owner of valid and indefeasible easement rights, leasehold and/or fee ownership interests in and to the lands on which are located any Partnership Assets or to have valid and indefeasible ownership of a 24.5% interest in Gulfstream and a 50.0% interest in Market Hub, and such failure renders the Partnership Group liable or unable to use or operate the Partnership Assets in substantially the same manner that the Partnership Assets were used and operated by Spectra and its Affiliates (and Gulfstream with respect to the Gulfstream Assets) immediately prior to the Closing Date as described in the Registration Statement; provided that, for purposes of determining the amount of any Loss suffered or incurred by the Partnership Group or any Partnership Indemnitee with respect to the Gulfstream Assets or the Market Hub Assets, the Partnership Group’s ownership of only a 24.5% interest in Gulfstream and its ownership of only a 50% interest in Market Hub shall be taken into account such that any Loss suffered or incurred by the Partnership Group or any Partnership Indemnitee with respect to the Gulfstream Assets or the Market Hub Assets would equal 24.5% of the total Losses of Gulfstream or 50% of the total Losses of Market Hub, as the case may be;
     (ii) the failure of the Partnership Group to have on the Closing Date any consent or governmental permit necessary to allow (i) the transfer of any of the Partnership Assets, a 24.5% interest in Gulfstream or a 50.0% interest in Market Hub to the Partnership Group on the Closing Date or (ii) any such Partnership Assets to cross the roads, waterways, railroads and other areas upon which any such Partnership Assets are located as of the Closing Date, and any such failure specified in such clause (ii) renders the Partnership Group unable to use or operate the Partnership Assets in substantially the same manner that the Partnership Assets were owned and operated by Spectra and its Affiliates (and Gulfstream with respect to the Gulfstream Assets) immediately prior to the Closing Date as described in the Registration Statement; provided that, for purposes of determining the amount of any Loss suffered or incurred by the Partnership Group or any Partnership Indemnitee with respect to the Gulfstream Assets or the Market Hub Assets, the Partnership Group’s ownership of only a 24.5% interest in Gulfstream and its ownership of only a 50% interest in Market Hub shall be taken into account such that any Loss suffered or incurred by the Partnership Group or any Partnership Indemnitee with respect to the Gulfstream Assets or the Market Hub Assets would equal 24.5% of the total Losses of Gulfstream or 50% of the total Losses of Market Hub, as the case may be.;
     (iii) all federal, state and local income tax liabilities attributable to the ownership or operation of the Partnership Assets prior to the Closing Date, including any such income tax liabilities of Spectra and its Affiliates that may result from the consummation of the formation transactions for the Partnership Group occurring on or prior to the Closing Date;
     (iv) all pending legal actions as of the Closing Date against one or more Partnership Group Members involving or otherwise relating to the Partnership Assets; and
     (v) the assets, liabilities, business or operations associated with the Retained Assets and whether occurring before or after the Closing Date;
provided, however, that, in the case of clauses (i), (ii) and (iv) above, such indemnification obligations shall survive for three (3) years from the Closing Date; and that in the case of clause (iii) above, such indemnification obligations shall survive until sixty (60) days after the expiration of any applicable statute of limitations;

          (b) Subject to the provisions of Section 2.3, in addition to and not in limitation of the indemnification provided under this Article II, the Partnership Group shall indemnify, defend, and hold harmless Spectra and its Affiliates, other than any Partnership Group Member, from and against any Losses suffered or incurred by Spectra and its Affiliates, other than any Partnership Group Member, by reason of or arising out of events and conditions associated with the operation of the Partnership Assets that occurs on or after the Closing Date (other than Covered Environmental Losses, which are covered by Section 2.1) except to the extent that the Partnership Group is indemnified with respect to any such Losses under Section 2.2(a); provided that in no event shall the Partnership Group indemnify, defend or hold harmless Spectra and its Affiliates from and against any Losses relating to the Gulfstream Assets or the Market Hub Assets arising from or attributable to the 25.5% interest in Gulfstream or the 50% interest in Market Hub, respectively, owned by Spectra and its Affiliates from and after the Closing Date.
     2.3 Indemnification Procedures.
          (a) The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification pursuant to this Article II, it will provide notice thereof in writing to the Indemnifying Party specifying the nature of and specific basis for such claim; provided, however, that the Indemnified Party shall not submit claims more frequently than once a calendar quarter (or twice in the case of the last calendar quarter prior to the expiration of the applicable indemnity coverage under this Agreement).
          (b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification set forth in this Article II, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court or similar authority and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Party unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be.
          (c) The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification set forth in this Article II, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the names of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 2.3. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article II; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.
          (d) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons.
ARTICLE III
Reimbursement Obligations
     3.1 Reimbursement for Allocated Corporate, General and Administrative Expenses; Limitations on Reimbursement.
          (a) Spectra hereby agrees to continue to provide the Partnership Group with certain corporate, general and administrative services, including, but not limited to, legal, accounting, compliance, treasury, insurance, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, and tax (collectively, “Corporate Governance”). These Corporate Governance services shall be consistent in nature and quality to the services of such type previously provided by Spectra in connection with its management and operation of the Partnership Assets prior to their acquisition by the Partnership.
          (b) Subject to the provisions of Section 3.1(c) below, the Partnership Group hereby agrees to reimburse Spectra for all expenses and expenditures Spectra or its Affiliates incur or payments they make on behalf of the Partnership Group for these Corporate Governance services.
           (c) The amount for which Spectra shall be entitled to reimbursement from the Partnership Group pursuant to Section 3.1(b) for Corporate Governance services shall not exceed $3.0 million per year (the “G&A Expenses Limit”) for a period of three (3) years following the date of this Agreement. Following the first anniversary of this Agreement, the G&A Expenses Limit shall be increased in each of the next two (2) years by the percentage increase in the Consumer Price Index — All Urban Consumers, U.S. City Average, Not Seasonally Adjusted for the applicable year (the “CPI Index”). In making such adjustment, the G&A Expenses Limit shall be increased on the first anniversary of this Agreement by the CPI Index for the prior year period based on the most recent information available from the U.S. Department of Labor and similarly increased on the second anniversary of this Agreement by the CPI Index for the prior year period. In the event that the Partnership Group makes any acquisitions of assets or businesses or the business of the Partnership Group otherwise expands during the first three (3) years following the date of this Agreement, then the G&A Expenses Limit shall be appropriately increased in order to account for adjustments in the nature and extent of the Corporate Governance services provided by Spectra to the Partnership Group, with any such increase in the G&A Expenses Limit subject to the approval of the Conflicts

Committee. After the third anniversary of the date of this Agreement, the G&A Expenses Limit will no longer apply and the General Partner will determine the amount of expenses for Corporate Governance services that will be properly allocated to the Partnership in accordance with the terms of the Partnership Agreement. The G&A Expenses Limit shall not apply to reimbursement for direct expenses of the Partnership as provided in Section 3.2.
          (d) The General Partner shall be entitled to allocate any such expenses and expenditures between the Partnership Group, on the one hand, and Spectra, on the other hand, in accordance with the foregoing provision on any reasonable basis.
     3.2 Reimbursement for Direct Expenses.
          (a) The Partnership Group hereby agrees to reimburse Spectra and its Affiliates for all direct expenses and expenditures, other than costs allocated pursuant to Section 3.1, they incur or payments they make on behalf of the Partnership Group, including, but not limited to, (i) salaries of personnel performing services on the Partnership Group’s behalf, the cost of employee benefits for such personnel and general and administrative expense associated with such personnel, (ii) capital expenditures, (iii) maintenance and repair costs, (iv) taxes and (v) direct expenses, including operating expenses and certain allocated operating expenses, associated with the ownership and operation of the Partnership Assets; provided, that any allocated operating expenses shall be consistent in nature and quality to the services of such type previously provided by Spectra in connection with its management and operation of the Partnership Assets prior to their acquisition by the Partnership.
          (b) The Partnership Group hereby agrees to reimburse Spectra and its Affiliates for all expenses and expenditures they incur or payments they make as a result of the Partnership becoming and continuing as a publicly traded entity, including, but not limited to, costs associated with annual and quarterly reports, tax return and Schedule K-1 preparation and distribution, independent auditor fees, partnership governance and compliance, registrar and transfer agent fees, legal fees and independent director compensation.
          (c) The obligation of the Partnership Group to reimburse Spectra and its Subsidiaries pursuant to this Section 3.2 shall not be subject to any monetary limitation, including the G&A Expenses Limit contained in Section 3.1.
     3.3 Budgets: Capital; Operating and Maintenance Expenses; and Corporate Governance Expenses
          (a) Prior to final approval, Spectra agrees to provide to the Partnership the annual estimated budgets for the capital expenditures and costs associated with the entities in which the Partnership has an ownership interest and for which the Partnership is required to reimburse Spectra and its Affiliates pursuant to Sections 3.1 and 3.2. In the course of preparing such budgets, Spectra agrees to consult with the Partnership regarding such budgets prior to their approval.
          (b) Spectra agrees to promptly provide the Partnership with all budget forecast(s) and variance analyses prepared by Spectra in the normal course of business and related to the budgets described in Section 3.3(a), and will consult with the Partnership with respect to material variances and expenditures not initially included in such budgets.
ARTICLE IV
Miscellaneous
     4.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Houston, Texas.
     4.2 Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 4.2.
For notice to Spectra:
Spectra Energy Corp
5400 Westheimer Court
Houston, Texas 77056
Attention: General Counsel
For notice to the Partnership Entities:
Spectra Energy Partners, LP
5400 Westheimer Court
Houston, Texas 77056
Attention: Chief Financial Officer
     4.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.
     4.4 Termination. Notwithstanding any other provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal, this Agreement, other than the provisions set forth in Article II hereof, may immediately thereupon be terminated by Spectra. This Agreement, other than the provisions set forth in Article II hereof, shall also terminate upon a Change of Control of GP LLC, the General Partner or the Partnership.
     4.5 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.
     4.6 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties; provided, however, that the Partnership may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, will adversely affect the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.
     4.7 Assignment; Third-Party Beneficiaries. No Party shall have the right to assign any of its rights or obligations under this Agreement without the consent of the other Parties hereto. Each of the Parties hereto specifically intends that Spectra and each entity comprising the Partnership Entities, as applicable, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity.
     4.8 Counterparts. This Agreement may be executed in any number of counterparts, including facsimile counterparts, with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
     4.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
     4.10 Gender, Parts, Articles and Sections. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement.
     4.11 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
     4.12 Withholding or Granting of Consent. Each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.
     4.13 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall take any act, or fail to take any act, under this Agreement which would violate any applicable law, statute, rule or regulation.
     4.14 Negation of Rights of Limited Partners, Assignees and Third Parties. The provisions of this Agreement are enforceable solely by the Parties, and no stockholder, limited partner, member or assignee of Spectra, the Partnership or other Person shall have the right, separate and apart from Spectra or the Partnership, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.
     4.15 No Recourse Against Officers or Directors. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of Spectra or any Partnership Entity.
     4.16 Successors. This Agreement shall bind and inure to the benefit of the Parties and to their respective successors and assigns.

     IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

SPECTRA ENERGY CORP
By:
[Name]
[Title]

SPECTRA ENERGY PARTNERS GP, LLC
By:
[Name]
[Title]

SPECTRA ENERGY PARTNERS (DE) GP, LP
By:	Spectra Energy Partners GP, LLC, its general partner

By:
[Name]
[Title]

SPECTRA ENERGY PARTNERS, LP
By:	Spectra Energy Partners (DE) GP, LP, its general partner

By:	Spectra Energy Partners GP, LLC, its general partner

By:
[Name]
[Title]

[Signature Page to the Omnibus Agreement]